Exhibit 99.1

                    Buffalo Wild Wings(R) Appoints
               Michael P. Johnson to Board of Directors

    MINNEAPOLIS--(BUSINESS WIRE)--Feb. 23, 2006--Buffalo Wild Wings, Inc. (NASDAQ:BWLD), one of the top 10 fastest growing national restaurant chains in the country, announced today the appointment of Michael P. Johnson to its Board of Directors. Mr. Johnson was also elected to be a member of the Board's Audit and Compensation Committees. The appointment of Mr. Johnson brings the Buffalo Wild Wings Board from six members to seven.
    Mr. Johnson currently serves as Senior Vice President and Chief Administrative Officer of The Williams Companies, Inc., a publicly-held natural gas producer, processor, and transporter. Prior to joining Williams, Mr. Johnson held officer level positions for Amoco Corporation from 1991-1998, including vice president of human resources.
    Ken Dahlberg, Chairman of the Board of Buffalo Wild Wings stated:
"Michael brings to our Board extensive business and management expertise in a number of areas, including human resources, information technology and administration, and we look forward to his contributions to our team. His experience will have a positive impact on the growth and direction of Buffalo Wild Wings."
    Mr. Johnson is a director of the QuikTrip Corporation and an Oklahoma affiliate of Health Care Services Corporation. He also currently serves as Chairman of the Board of Trustees of Oklahoma State University-Tulsa, Trustee of Bethune-Cookman College, Board Member of the Executive Leadership Foundation, Board Member of the Oklahoma Conference for Community & Justice, and Board Member of the Tiger Woods Foundation.
    Mr. Johnson graduated from North Carolina Central University with a bachelor's degree in business administration and is a graduate of the Advanced Executive Program from the Kellogg School of Business at Northwestern University.

    About Buffalo Wild Wings

    Buffalo Wild Wings, Inc., founded in 1982 and headquartered in Minneapolis, Minnesota, is an established and growing owner, operator and franchisor of restaurants featuring a variety of boldly flavored, made-to-order menu items including Buffalo, New York-style chicken wings spun in one of 14 BUFFALO WILD WINGS(R) signature sauces. The widespread appeal of the BUFFALO WILD WINGS concept establishes it as an inviting, neighborhood destination with over 375 company-owned and franchised restaurants in 35 states.



    CONTACT: Buffalo Wild Wings, Inc., Minneapolis
             Investor Relations:
             Mary J. Twinem, 952-253-0731